Filed Pursuant to Rule 424(b)(3) - Registration Statement No. 333-163901

FIRST TRINITY FINANCIAL CORPORATION
PROSPECTUS SUPPLEMENT NO. 12
(to Prospectus Dated April 7, 2011)

We are supplementing our Prospectus dated April 7, 2011 as originally filed as part of our Registration Statement on Form S-1 (Reg. No. 333-163901) with the Securities and Exchange Commission (the “Commission”) on December 21, 2009, as amended by that certain Post-Effective Amendment No. 3 to the Form S-1 on Form S-1/A, as filed with the Commission on March 31, 2011 (and effective as of April 7, 2011), as supplemented from time to time, related to the offering of up to 1,333,333 shares of common stock and an additional 133,334 shares for oversubscriptions (the “Prospectus”).  This Prospectus Supplement No. 12 is to provide information contained in our Form 8-K filed with the Commission on December 29, 2011, a copy of which is attached hereto without exhibits and incorporated herein by reference.  On May 12, 2011 we filed Prospectus Supplement No. 1 to supplement the Prospectus.  On May 25, 2011 we filed Prospectus Supplement No. 2 to supplement the Prospectus.  On July 27, 2011, we filed Prospectus Supplement No. 3 to supplement the Prospectus.  On August 12, 2011, we filed Prospectus Supplement No. 4 to supplement the Prospectus.  On August 31, 2011, we filed Prospectus Supplement No. 5 to supplement the Prospectus.  On October 20, 2011, we filed Prospectus Supplement No. 6 to supplement the Prospectus.  On October 24, 2011, we filed Prospectus Supplement No. 7 to supplement the Prospectus.  On November 8, 2011, we filed Prospectus Supplement No. 8 to supplement the Prospectus.  On November 14, 2011, we filed Prospectus Supplement No. 9 to supplement the Prospectus.  On November 29, 2011, we filed Prospectus Supplement No. 10.  On December 13, 2011, we filed Prospectus Supplement No. 11.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11 and this Prospectus Supplement No. 12.  Prospectus Supplement No. 12 should be read in conjunction with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10 and Prospectus Supplement No. 11 and is qualified by reference to the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10 and Prospectus Supplement No. 11 except to the extent that the information in this Prospectus Supplement No. 11 supersedes the information contained in the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10 and Prospectus Supplement No. 11.

ANY POTENTIAL INVESTORS IN OUR COMMON STOCK ARE URGED TO READ THE PROSPECTUS, PROSPECTUS SUPPLEMENT NO. 1, PROSPECTUS SUPPLEMENT NO. 2, PROSPECTUS SUPPLEMENT NO. 3, PROSPECTUS SUPPLEMEMT NO. 4, PROSPECTUS SUPPLEMENT NO. 5. PROSPECTUS SUPPLEMENT N0. 6, PROSPECTUS SUPPLEMENT NO. 7, PROSPECTUS SUPPLEMENT NO. 8, PROSPECTUS SUPPLEMENT NO. 9, PROSPECTUS SUPPLEMENT NO. 10, PROSPECTUS SUPPLEMENT NO. 11 AND THIS PROSPECTUS SUPPLEMENT NO. 12 CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE OFFERING.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR THE RISKS ASSOCIATED WITH OUR BUSINESS.

Our Report on Form 8-K

On December 28, 2011, we filed with the Commission the attached Form 8-K with the Commission.

Neither the Commission nor the Oklahoma Department of Securities has approved or disapproved of these securities or determined if this Prospectus Supplement No. 12 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 28, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2011

First Trinity Financial Corporation
(Exact Name of registrant as specified in its charter)

Commission File No.  000-52613

Oklahoma	34-1991436
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

7633 E 63rd Place, Suite 230, Tulsa, OK	74133
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets

On December 28, 2011, the Registrant, First Trinity Financial Corporation (“First Trinity”), through its primary insurance subsidiary, Trinity Life Insurance Company (“Trinity Life”), completed the Tender Offer of Family Benefit Life Insurance Company (“Family Benefit Life”) by paying Family Benefit Life shareholders promptly for all the issued and outstanding common shares that satisfied the terms of the offer through the expiration of the extended Tender Offer on December 21, 2011.

During the Tender Offer, Trinity Life accepted tenders of approximately 870,000 shares meeting the minimum condition requirements during the original and subsequent offers which expired on December 9, 2011 and December 21, 2011, respectively, and has promptly paid for the shares tendered.  The shares tendered represent 98% of the issued and outstanding Shares not owned by Trinity Life and brings the aggregate shares held by Trinity Life to approximately 1,270,000 shares, or approximately 99% of the 1,287,640 shares issued and outstanding.  Trinity Life will be acquiring the approximate remaining 18,000 issued and outstanding shares of Family Benefit Life by initiating and completing a merger under the corporation laws of the state of Missouri.  Upon completion of the acquisition of the approximate remaining 18,000 issued and outstanding shares, Trinity Life will have paid approximately $13.8 million for the acquisition of 100% of the issued and outstanding shares of Family Benefit Life.

First Trinity is a financial holding company located in Tulsa, Oklahoma with assets of over $75.0 million.

Trinity Life, a wholly owned subsidiary of First Trinity Financial Corporation (“First Trinity”), located in Tulsa, Oklahoma, is domiciled in Oklahoma with statutory admitted assets of over $50.0 million and is licensed to conduct its insurance business in Kentucky, Illinois, Kansas, Nebraska, North Dakota, Ohio, Oklahoma and Texas.

Family Benefit Life is a Missouri domiciled life insurance company located in Jefferson City, Missouri with statutory admitted assets of over $61.0 million.  It is licensed to conduct it insurance business in Arizona, Colorado, Kansas, Missouri, Nebraska, New Mexico and Oklahoma.

Special Note Regarding Forward-Looking Statements

This disclosure contains certain forward-looking statements and information relating to First Trinity that are based on the beliefs of our management as well as assumptions made by, and information currently available to, the Company.  These statements include, but are not limited to, statements about our strategies, plans, alternatives, objectives, expectations, intentions, expenditures, assumptions and other statements contained in this report that are not historical facts.  When used in this document, words such as “evaluate,” “anticipate,” “believe,” “estimate,” “expect,” “intent,” “plan” and “project” and similar expressions, as they relate to the Company are intended to identify forward-looking statements.  These statements reflect current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause the actual results, performance or plans to be materially different from any future results, performance or plans that may be expressed or implied by such forward-looking statements.  These factors include, among other things:

●	The risk factors set forth in First Trinity’s prospectus dated April 7, 2011 as supplemented;

●	The deterioration of the U.S. economy and the life insurance industry in particular; and

●	Changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate.

Item 9.01                      Financial Statements

(a)
It is impracticable to provide financial statements relative to Family Benefit Life at this time.  In accordance with item 9.01(a)(4), First Trinity will file the required financial statements as an amendment to this Form 8-K as soon as practicable, but not later than 71 days after this report on Form 8-K must be filed.

(b)
It is impracticable to provide pro forma financial information relative to Family Benefit Life at this time.  In accordance with item 9.01( b)(2), First Trinity will file the required financial statements as an amendment to this Form 8-K as soon as practicable, but not later than 71 days after this report on Form 8-K must be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Trinity Financial Corporation

Date: December 28, 2011	By:	/s/ Gregg E. Zahn
Gregg E. Zahn
President and Chief Executive Officer